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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THERE IS A REGISTRATION STATEMENT THEN IN EFFECT COVERING SUCH SECURITIES OR AN EFFECTIVE EXEMPTION FROM SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT UNDER THE CIRCUMSTANCES REGISTRATION IS NOT NECESSARY.

                  AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
                                SERIES A WARRANT

         THIS CERTIFIES that, for value received, AILOUROS LTD. (hereinafter called "Warrantholder"), is entitled and required to purchase at the Exercise Price from AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC., a Nevada corporation (hereinafter called the "Company"), the number of shares of common stock, par value $0.001 per share (hereinafter called the "Shares") of the Company calculated in accordance with Section 1.1 below, at any time on or before 11:59 p.m. New York time on third anniversary of the date, subject to extension as provided below, in which the registration statement referred to Section 7(b) of the Subscription Agreement pursuant to which this Warrant was issued was declared effective by the Securities and Exchange Commission (the "Expiration Date"), all in accordance with the terms hereof.

         1.       Exercise of Warrants.

         1.1 During any Quarter and prior to 11:59 p.m. New York time on the Expiration Date, the Warrantholder shall during such Quarter exercise the Outstanding Amount of this Warrant by delivering to the Company a Notice of Exercise duly executed and completed by Warrantholder, at the office of the Company, 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701-4301, Attention: President. Upon receipt of the aforesaid Notice of Exercise by facsimile, the Company shall immediately issue instructions to its transfer agent to issue to the Warrantholder within three business days of the Company's receipt of such Notice of Exercise, the number of Shares equal to the portion of the Outstanding Amount being exercised in such Notice of Exercise divided by the applicable Exercise Price. Upon delivery of such Shares, the Warrantholder shall pay the Company the portion of the Outstanding Amount of the Warrant being exercised by such Notice of Exercise. Such payment shall be made by wire transfer of immediately available funds to the account of the Company at the bank specified by the Company. Provided that the entire Outstanding Amount during any Quarter has been exercised, and subject to the other restrictions contained in this Warrant or in the Subscription Agreement dated January 29, 2001 between the Company and the Warrantholder, the timing and number of Notices of Exercise delivered by the Warrantholder to the Company shall be at the discretion of the Warrantholder. The Company may treat any Notice of Exercise received by it by facsimile after 11:59 p.m. New York time to be received on the next business day.

         1.2      The following definitions shall apply:

         1.2.1 The "Exercise Price" shall mean 88% of the average of the three lowest closing bid prices on the Nasdaq Over-the-Counter Market (or other exchange or market if the Shares are principally traded thereon) during the seven trading days immediately preceding the date that a Notice of Exercise is given. The Warrantholder's obligation to exercise this Warrant with respect to a Quarter shall terminate if, during any day in such Quarter, the trading price of the Company's common stock is lower than $0.25 per Share. Nothing contained in the preceding sentence shall prevent the Warrantholder from voluntarily electing to exercise this Warrant when such trading price is below $0.25 per Share, and nothing contained herein shall give rise to any rescission of any sales or other transactions entered into by the Warrantholder prior to or on the date that its obligations have been terminated. The Warrantholder agrees that any low trade or bid price created by Warrantholder during the seven trading days immediately preceding the date that a Notice of Exercise is given shall not be included in the above calculation of the Exercise Price.

         1.2.2 "Notice of Exercise" shall mean a notice or notices delivered by the Warrantholder to the Company indicating (A) the portion of the Outstanding Amount of this Warrant being exercised, (B) the Warrantholder's Deposit/Withdrawal At Custodian (DWAC) instructions for delivery of the Shares, and (C) specifying the Warrantholder's calculation of (1) number of Shares to be issued to such Warrantholder, (2) the Exercise Price in effect for such Notice of Exercise, and (3) the remaining balance of the Outstanding Amount. Notwithstanding anything to the contrary contained herein, unless otherwise agreed to by the Company in writing, each Notice of Exercise shall be


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deemed to contain a representation by Warrantholder that, after giving effect to the Shares to be issued pursuant to such Notice of Exercise, the total number of shares of common stock of the Company deemed beneficially owned by the Warrantholder, together with all shares of the common stock of the Company deemed beneficially owned by the Warrantholder's "affiliates" as defined in Rule 144 of the Act, will not exceed 4.9% of the total issued and outstanding shares of the common stock of the Company. Any Notice of Exercise whose content is not objected to in writing by the Company within one trading day shall be deemed to be correct.

         1.2.3 The "Outstanding Amount" of this Warrant shall be the amount specified in any Put Notice given by the Company from time to time, reduced by the amount of this Warrant exercised by the Warrantholder during the Quarter specified in such Put Notice to which the Put Notice relates. Unless waived by the Company in writing, on the last day of any Quarter and on the Expiration Date, the Warrantholder shall be deemed to have given a Notice of Exercise for any Outstanding Amount remaining on such date which the Warrantholder would otherwise have been obligated to exercise hereunder. Notwithstanding anything contained herein to the contrary, the Warrantholder, at its option, may increase the Outstanding Amount in any Quarter (up to a maximum Outstanding Amount for such Quarter of $1,500,000), by exercising such increased Outstanding Amount prior to the end of any Quarter. If the Warrantholder has so increased the Outstanding Amount, it may elect to apply such increased Outstanding Amount from any Quarter to its exercise obligations in any future Quarter.

         1.2.4 "Put Notice" shall mean the notice given to the Warrantholder or its specified agent by the Company and signed by an executive officer of the Company setting forth: (A) the amount chosen by the Company (which may be any amount from $50,000 to $250,000) to be the Outstanding Amount of this Warrant to be exercised by the Warrantholder during the Quarter, and (B) the exact dates of the Quarter which shall be specified by the Company. The Company shall give the Warrantholder a Put Notice at least 30 days prior to the beginning of any Quarter specified in such Put Notice. The Company may amend any terms specified in such Put Notice (except that the Outstanding Amount may not be increased by the Company without the Warrantholder's consent) by delivery of an amendment to such Put Notice to the Warrantholder at any time prior to the beginning of such Quarter. Unless mutually agreed to in writing, the Company may not specify an Outstanding Amount which, when exercised in full, would result in the Warrantholder having exercised more than $10 million. As of the date of this Warrant, the Outstanding Amount shall be $0.00. If no Put Notice is given by the Company having an effective start date of a Quarter being the next trading day after the expiration of the previous Quarter, a new Put Notice shall be deemed to have been given by the Company having a three-month Quarter beginning on the trading day after the expiration of the previous Quarter, and having an Outstanding Amount of $0.00. Except for Put Notices deemed to have been given pursuant to the preceding sentence, in no event may the Company issue a Put Notice without the Warrantholder's consent unless on both the date that such Put Notice is given and the first date in the Quarter specified in such Put Notice, the common stock of the Company on the Nasdaq Over-the-Counter Market (or other exchange or market if the Shares are principally traded thereon) has not traded below $0.25 per Share. In order for the Company to be able to deliver a valid Put Notice, the conditions specified in the Subscription Agreement dated January 29, 2001 between the Warrantholder and the Company, shall have all been satisfied and there shall be placed in escrow with an escrow agent selected by the Warrantholder and acceptable to the Company, at least the number of shares of free-trading common stock issued in the name of the Warrantholder equal to the Outstanding Amount specified in such Put Notice, divided by the greater of (A) $0.25, or (B) one-half of the closing bid price per share of the Company's common stock at the beginning of the quarter specified in such Put Notice; provided, however, that there shall be at least 1,000,000 shares of free-trading common stock issued in the name of the Warrantholder and placed in escrow at all times when the closing bid price per share of the Company's common stock is less than or equal to $1.00 per share. Notwithstanding anything contained herein to the contrary, the Warrantholder may chose to waive any of the foregoing restrictions in whole or in part, with such waiver being indicated by the Notices of Exercise given by the Warrantholder.

         1.2.5 "Quarter" shall mean any three-month period specified in a Put Notice, provided, however, that the Warrantholder may elect to treat the expiration date of any Quarter as being extended by 1.5 times the number of days that any obligation hereunder of the Warrantholder to exercise this Warrant during such Quarter has been excused. The Expiration Date shall also be extended by the same number of days that a Quarter may be extended.

         1.3 Certificates representing Shares issued hereunder shall not be subject to any trading restrictions and shall not bear any restrictive legend.

         2.       Reclassification, Fractional Shares; Change in Management.



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         2.1      The $0.25 per Share trading price specified above for the
common stock of the Company, and the trading price for any trading day used to calculate the Exercise Price, shall be adjusted proportionally to reflect any stock splits, stock dividends, reclassifications, combinations and similar transactions involving the common stock.

         2.2 If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, the Warrantholder shall at the time of issuance of the stock under such a corporate event, be entitled to receive upon the exercise of the Warrants evidenced by this Warrant Certificate the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the holder of the number of Shares so exercised.

         2.3 Any adjustment under this Paragraph 2 in the number of Shares subject to this Warrant Certificate shall apply proportionately to only the unexercised portion hereunder and shall not have any retroactive effect with respect to Warrants theretofore exercised. No adjustment of the exercise price shall be made if the amount of such adjustment shall be less than $.01 per Share, but in such case any adjustment that would otherwise be required then to be made, shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to no less than $.01 per share.

         2.4 No fractional shares of common stock shall be issued upon the exercise of any Warrants evidenced hereby, but in lieu thereof the number of shares of common stock that are issuable upon any exercise shall be rounded up or down to the nearest whole share.

         2.5 When any adjustment is required to be made in the exercise price or number of Shares subject to this Warrant Certificate, initial or adjusted, the Company shall, at least ten (10) days prior to the date when the circumstances giving rise to the adjustment occurred, mail to the Warrantholder a statement describing in reasonable detail any method used in calculating such adjustment.

         2.6 The Warrantholder may terminate its obligation to exercise this Warrant prior to the Expiration Date if Daniel G. Brandano, Jr. no longer is chief executive officer of the Company, or any material adverse change in the Company's business, prospects, or financial condition, by providing the Company with written notice of such election to terminate.

         3.       Prior Notice as to Certain Events.

         The Company shall mail to Warrantholder not less than ten (10) days prior to the date on which (a) a record will be taken for the purpose of determining the holders of Capital Stock entitled to subscription rights, or
(b) a record will be taken (or in lieu thereof, the transfer books will be closed) for the purpose of determining the holders of Capital Stock entitled to notice of and to vote at the meeting of stockholders at which any consolidation, merger, dissolution, liquidation, winding up or sale of the Company shall be considered and acted upon.

         4.       Reservation and Issuance of Shares.

         4.1 The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant Certificate will be duly authorized, legally issued and when paid for in accordance with the terms hereof, fully paid and non-assessable, and free from all liens and charges with respect to the issue thereof to the Warrantholder, and shall be free of any resale or other restrictions. The Company represents, warrants, covenants, and agrees that it will issue timely and irrevocable instructions to its transfer agent on the date of any exercise of this Warrant for such transfer agent to deliver all Shares will be received by the Warrantholder within three trading days of Warrantholder's exercise, in whole or part, of this Warrant, with the Company being strictly liable for any failure to deliver such Shares to Warrantholder within three trading days of exercise.

         4.2 The Company will reserve at all times such number of Shares as may be issuable pursuant to the exercise of Warrants evidenced by this Warrant Certificate.

         5.       Investment Representation.



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         By accepting delivery of this Warrant Certificate and by exercising any Warrants evidenced hereby, the Warrantholder represents that the Warrantholder is acquiring the Warrants and the Shares issuable upon the exercise of the Warrants for investment and not for resale or distribution.

         6.       Miscellaneous.

         6.1 The Warrantholder shall not be entitled to any rights whatsoever as a stockholder of the Company by virtue of its ownership of this Warrant Certificate.

         6.2 This Warrant Certificate is being executed and delivered in the State of New York, and this Warrant Certificate shall be interpreted under, and the Warrantholder and the Company subject to, the laws and jurisdiction of the state and federal courts of the State of New York, United States of America located in New York County. The parties hereby consent to such jurisdiction.

         6.3 Subject to the provisions of Section 1 hereof, this Warrant Certificate may be exercised at any time after the date hereof and prior to its expiration as of 11:59 p.m. New York time on the Expiration Date, and shall be void and of no effect after 11:59 p.m. New York time on the Expiration Date.

         6.4 By accepting delivery of this Warrant Certificate, the Warrantholder acknowledges that the Warrants granted hereunder shall be in full satisfaction of all obligations to issue Series A Warrants to the Warrantholder pursuant to the Subscription Agreement dated January 29, 2001 between the Company and the Warrantholder.

         IN WITNESS WHEREOF, the Company and the Warrantholder have executed this Warrant Certificate this 29th day of January, 2001 by each of their duly authorized officers.

AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.

By:
   ----------------------------------------
        Daniel G. Brandano, Jr., President


AILOUROS LTD.

By:
   ----------------------------------------
        Michael Katz, Managing Director



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